Exhibit 10.1

AMPCO-PITTSBURGH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee independent members of the board of directors (the “Board”) of Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who (a) is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall become effective on May 1, 2022 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1.    Cash Compensation. Subject to Sections 1(c) and (d) of this Policy, each Non-Employee Director shall be entitled to receive cash compensation for her or his service on the Board or Committee as set forth in Sections 1(a) and (b) in such amounts determined by the Board in its discretion. The amounts set forth below reflect the initial retainers for each such role and may be increased or decreased (but not below $0) by resolution of the Board.

(a)    Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board.

(b)    Additional Annual Retainers. In addition, each such Non-Employee Director shall receive the following annual retainer:

(i)    Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $60,000 for such service.

(ii)    Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee shall receive an additional annual retainer of $7,500 for such service.

(iii)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

(iv)    Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $3,750 for such service.

(v)    Finance & Investment Committee. A Non-Employee Director serving as Chairperson of the Finance & Investment Committee shall receive an additional annual retainer of $7,500 for such service. A Non-Employee Director serving as a member of the Finance & Investment Committee shall receive an additional annual retainer of $3,750 for such service.

(vi)    Business Improvement Advisory Committee. A Non-Employee Director serving as Chairperson of the Business Improvement Advisory Committee shall receive an additional annual retainer of $7,500 for such service. A Non-Employee Director serving as a member of the Business Improvement Advisory Committee shall receive an additional annual retainer of $3,750 for such service.

(vii)    Other Standing or Ad Hoc Committees. The Board shall, in its sole discretion, determine any cash retainers payable to the chairperson or member(s) of any other standing or ad hoc committee of the Board by resolution of the Board.

(c)    Election to Receive Equity in Lieu of Cash Retainer. A Non-Employee Director may elect to receive 100% of the value of the Annual Retainer described in Section 1(a) at the same time and in the same manner as the Equity Compensation described in Section 2, upon execution of an Election Form, Acknowledgement and Authorization (see Exhibit A for the form of such Election Form, Acknowledgement and Authorization) no later than March 31 of the year in which the election is desired, provided that the initial election following the Effective Date shall be made no later than May 5, 2022. For the avoidance of doubt, cash retainers as described in Section 1(b) are not eligible for an election of equity in lieu of cash.

(d)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company not later than the last day of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1 for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1, with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1 during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2016 Omnibus Incentive Plan, as amended or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a)    Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of, or is elected to the Board at, any annual meeting of the Company’s shareholders (an “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be automatically granted, on the date of such Annual Meeting, an award of shares of stock that has an aggregate grant date fair value on the date of grant of $70,000 or such other amount determined by resolution of the Board in its sole discretion (as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation and subject to terms and provisions of the Equity Plan, including but not limited to, any adjustment as provided in such Equity Plan). The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”

(b)    Vesting of Awards Granted to Non-Employee Directors. Each Annual Award, including equity issued in lieu of cash retainers pursuant to Section 1(c) of this Plan, shall vest on the one-year anniversary of the date of the grant or such other schedule determined by resolution of the Board. Notwithstanding the foregoing, if a Non-Employee Director has a Separation from Service (as defined in the Equity Plan) due to the Non-Employee Director’s death or disability, any unvested Annual Awards or equity issued in lieu of cash retainers pursuant to Section 1(c) of this Plan shall become immediately vested as of the date of such Separation from Service. For purposes of the foregoing sentence, “disability” shall have the meaning set forth in Treasury Regulation 1.409A-3(i)(4) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor regulation thereto.

3.    Administration of Plan. Except where the terms of this Plan specifically grant authority to the Compensation Committee of the Board or where the Board delegates authority to the Compensation Committee, full power and authority to construe, interpret, and administer this Plan shall be vested in the Board and it and the Compensation Committee shall have plenary authority to interpret this Plan and prescribe such rules, regulations and procedures in connection with the operations of this Plan as it shall deem to be necessary and advisable for the administration of this Plan consistent with the purposes of this Plan. Decisions of the Compensation Committee and the Board shall be final, conclusive, and binding upon all parties. Without limitation of the foregoing, the Compensation Committee shall have the authority, subject to the terms and conditions of this Plan:

(a)    To adopt, alter and repeal such administrative rules, regulations, procedures, guidelines and practices governing this Plan as it shall from time to time deem advisable;

(b)    To interpret the terms, provisions and conditions of this Plan and any cash retainer or equity compensation paid pursuant hereto;

(c)    To accelerate the vesting or lapse of restrictions on any cash retainer or equity compensation, based in each case on such considerations as the Compensation Committee in its sole discretion determines;

(d)    To decide all other matters that must be determined in connection with such cash retainers or equity compensation; and

(e)    To otherwise administer this Plan in connection with such cash retainers or equity compensation.

The Compensation Committee may, except to the extent prohibited by applicable law or the listing standards of the stock exchange which is the principal market for the Company’s common stock, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Company or committee of officers of the Company selected by it. All decisions made by the Compensation Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final and binding on all persons, including the Company, its subsidiaries, and the Non-Employee Directors eligible under this Plan.

4.    Governing Law; Integration.

(a)    Governing Law. The provisions of this Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania including its statute of limitations provisions, but without reference to conflicts of law principals. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the Plan. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such illegal or invalid provision.

(b)    Integration. The Plan contains all of the understandings and representations between the Company, its subsidiaries and any of the Non-Employee Directors and supersedes any prior understandings and agreements entered into between them regarding the subject matter of the Plan. There are no representations, agreements, arrangements or understandings, oral or written, between the Company, its Subsidiaries and any of the Directors relating to the subject matter of the Plan which are not fully expressed in the Plan.

5.    Effect of the Plan on the Rights of Company and Shareholders. Nothing in the Plan or in any equity award under the Plan or in any agreement providing for any of the foregoing or any amendment thereto shall confer any right to any person to continue as a Non-Employee Director of the Company or interfere in any way with the rights of the shareholders of the Company or the Board to elect and remove Directors.

6.    Rule 16b-3. Notwithstanding anything contained in this Plan, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for shares of the Company’s common stock issued under this Plan to qualify for the exemption provided by Rule 16b-3 (or any successor rule relating to exemption from Section 16(b) of the Securities Exchange Act of 1934, as amended), and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding shares of the Company’s common stock theretofore issued under this Plan.

7.    Limitation of Liability. Any cash retainer or equity compensation granted under this Plan shall not give a Non-Employee Director any rights except as expressly set forth in this Plan and in any such grant or award or create (i) any fiduciary or other obligation of the Company or any subsidiary of the Company to take any action or provide to the Non-Employee Director any assistance or dedicate or permit the use of any assets of the Company or any subsidiary of the

Company in any manner; (ii) any trust, fiduciary or other duty or obligation of the Company or any subsidiary of the Company to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or (iii) any obligation of the Company that shall be greater than the obligation of the Company to any of its general unsecured creditors.

8.    Dispute Resolution. Since cash and equity retainers are paid or granted under this Plan in Western Pennsylvania, records relating to this Plan and cash and equity retainers hereunder are located in Western Pennsylvania, and the Plan and cash and equity retainers are administered in Western Pennsylvania, the Company and the Non-Employee Directors participating in the Plan, for themselves and their heirs, representatives, successors and assigns (collectively, the “Parties”) irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or fees, grants or awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any fees, grants or awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the governing law under Section 4 of this Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

9.    Non-Uniform Determinations. The Board’s determinations under this Plan need not be uniform and may be made by it selectively among Non-Employee Directors who receive, or are eligible to receive cash retainers or equity compensation under this Plan, whether or not such persons are similarly situated.

10.    Indemnification. Subject to the requirements of Pennsylvania law, each individual who is or shall have been a member of the Board or the Compensation Committee, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws (each as amended from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

11.    No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (i) qualify the payment of fees or a grant or award for favorable United States tax treatment or avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to any potential negative tax impact to Non-Employee Directors under this Plan.

12.    Compliance with Laws. Without limitation, payment of cash retainers or equity compensation under this Plan and any issuance of shares of the Company’s common stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required.

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Exhibit A

AMPCO-PITTSBURGH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION ELECTION FORM

UNDER THE

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (THE “POLICY”)

FOR THE 202X CALENDAR YEAR

Part A: Instructions

This Non-Employee Director Compensation Election Form (the “Election Form”) applies to:

Your election to receive the annual cash retainer, but not including any additional cash retainers related to service as a chair or member of a committee or the Board, (the “202x Cash Retainer) payable to you by Ampco-Pittsburgh Corporation (the “Company’) in respect of the compensation year that commences at the Annual Meeting during 202x (the “202x Compensation Year”) in the form of shares of restricted common stock of Ampco-Pittsburgh Corporation under the 2016 Omnibus Incentive Plan, as amended from time to time (such plan or any other applicable Company equity incentive plan then-maintained by the Company, as may be amended from time to time being the “Equity Plan”).

Please review the Plan and this Election Form. Before making your election, you should carefully consider the risks of making this election and consult with your financial, accounting and tax advisors regarding your election. No information provided to you about the Equity Plan and Policy should be construed as tax or investment advice. Please review Parts B through D of this Election Form and, if applicable, complete Part C of this Election Form and return a fully-executed original version of this Election Form to the plan administrator, c/o Melanie Sprowson, as soon as possible, but in any event no later than [March 31, 202x]. Note that your election becomes irrevocable on [April 1, 202x]. You should retain a copy of the completed Election Form for your records.

Part B: Description of Stock Awards

1.

General. The Company is providing you with an opportunity to exchange one hundred percent (100%) of your 202x Annual Cash Retainer for a grant of restricted common stock (the “Elective Shares”). In addition, you are eligible to receive an annual grant of restricted common stock (the “Annual Shares”) in respect of the 202x compensation year (the Annual Shares together with any Elective Shares, the “202x Shares”) pursuant to the Policy.

2.

Grant Date and Number of Shares. The grant date for the 202x Elective Shares will be as of May x, 202x. The number of shares subject to such award shall be determined by dividing the sum of the 202x Cash Retainer and the dollar value of the 202x Annual Equity Award by the grant date fair value per share of common stock (as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation and subject to adjustment as provided in the Equity Plan).

3.

Additional Rules Related to Elections. As noted in the instructions above, any election must be made on or prior to [March 31, 202x]. Elections may not be revoked or modified after such date. Elections will not remain in effect for subsequent calendar years and will have to be separately made for any subsequent calendar year in accordance with the terms and conditions set forth herein.

4.

Tax Consequences. To the extent there are any changes to law, including tax law, following the date on which you make an election under this Election Form, such changes could impact the intended tax consequences of such an election. The Company cannot guarantee any tax treatment or provide you with tax advice, and you should consult your own tax advisor as to the potential tax consequences of making this election.

Part C: Election

Election to Receive 202x Annual Cash Retainer as Restricted Common Stock

     I hereby elect to receive 100% of my 202x Annual Cash Retainer in the form of a grant of restricted common stock under the Equity Plan.

Part D: Acknowledgements and Authorization

1.

I acknowledge that I have received and reviewed a copy of the Equity Plan and the Award Agreement and this Election Form, that I am fully aware of the implications of making the election hereunder in light of my own personal financial situation, including the risks associated with such election, and that I have consulted with my personal financial, accounting and tax advisors regarding the same to the extent that I deemed necessary.

2.	I understand, acknowledge and agree that, by signing this Election Form, I will be bound by all of the terms and conditions of the Equity Plan and this Election Form.

3.

I understand, acknowledge and agree that the Company and its successors, and their representatives and agents, make no assurances, and assume no responsibility, as to the effects of the election hereunder.

4.	I authorize the above election and understand, acknowledge and agree that such election will become irrevocable after [March 31, 202x], and that my election will apply prospectively only.

Dated:

Signature:

Printed Name: